Exhibit 10.1

MEMORANDUM  OF UNDERSTANDING

This Memorandum of Understanding ("MOU") is entered into as of July 13, 2014 between the parties (collectively, the "Parties"), by and through their undersigned counsel, to the consolidated class and derivative action, captioned: In re PokerTek Merger Litigation, No. 14 CVS 10579 (N.C.B.C.) (the "Consolidated Action" or the "Action").

WHEREAS, on April 30, 2014, PokerTek, Inc. ("PokerTek" or the "Company") and Multimedia Games, Inc. announced that they had entered into an Agreement and Plan of Merger dated as of April 29, 2014 (the "Merger Agreement"), pursuant to which PokerTek shareholders will receive $1.35 in cash for each share of PokerTek common stock they own (the "Proposed Transaction");

WHEREAS, between May 9, 2014 and June 9, 2014, five (5) similar shareholder derivative and/or class actions were filed in the General Court of Justice, Superior Court Division, of Mecklenburg County, North Carolina and were assigned to the Hon. Calvin Murphy and subsequently the Hon. Louis A. Bledsoe, III of the North Carolina Business Court (the "Court"), alleging breaches of fiduciary duties and/or aiding and abetting thereof against all of some of the following defendants, Mark D. Roberson; James T. Crawford, III; Joseph J. Lahti; Lyle A. Berman; Gehrig H. White; Arthur L. Lomax; PokerTek, Inc.; Multimedia Games, Inc.; Multimedia Games Holding Company, Inc.; and 23 Acquisition Co. (collectively, "Defendants") relating to the Proposed Transaction. The actions were entitled: Simmer v. PokerTek, Inc., et al., Civil Action No. 14 CVS 8300(N.C.B.C.), filed May 9, 2014; Weber v. PokerTek, Inc., et al., Civil Action No. 14CVS 8911 (N.C.B.C.), filed May 15, 2014; Stephens v. Roberson, et al., Civil Action No. 14 CVS 9215(N.C.B.C.), filed on May 16, 2014; Lobo v. PokerTek, Inc., Civil Action No. 14 CVS 9271 filed May 19, 2014 and Sandler v. Lahti, Civil Action No. 15 CVS 10579 filed June 9, 2014 (collectively the "Related Actions"), the plaintiffs in which are referred to herein as “Plaintiffs”;

WHEREAS, on July 10, 2014, a substantially similar shareholder action was filed in the United States District Court for the Western District of North Carolina, captioned Clark v. PokerTek, Inc., Case No. 3:14 cv 00380 (W.D.N.C.) (the "Federal Action" and, together with the Consolidated Action, the "Actions"), alleging breaches of fiduciary duty and aiding and abetting thereof and related violations of federal securities law, against Defendants relating to the Proposed Transaction;

WHEREAS, on June 9, 2014, Plaintiffs filed a Motion for Consolidate the Related Actions;

WHEREAS, on June 16, 2014, the Company filed a Proxy Statement on Schedule 14A (the "Proxy") pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, announcing, among other things, that the shareholder vote in connection with the Proposed Transaction would take place on July 24, 2014;

WHEREAS, on July 8, 2014, the Court, with the consent of all parties, issued an Order consolidating the Related Actions under the caption In re PokerTek Merger Litigation, No. 14 CVS 10579;

WHEREAS, Defendants have voluntarily produced  roughly 3,100 pages of documents to Plaintiffs' counsel in the Consolidated Action on a confidential basis and Plaintiffs have conducted a detailed review and analysis, in conjunction with their financial expert, of the non-public documents produced by Defendants, as well as publicly available documents, including the Proxy;

WHEREAS, Plaintiffs demanded that Defendants, among other things, make supplemental disclosures to the Proxy filed on June 16, 2014;

    WHEREAS, the Parties have engaged in discussions with respect to Plaintiffs' demands concerning a potential resolution of Plaintiffs' claims;

WHEREAS, counsel to the Parties have engaged in  arm's-length negotiations concerning disclosure of further information to PokerTek shareholders and the terms and conditions of a potential resolution of the Consolidated Action;

    WHEREAS, in connection with settlement discussions and negotiations, counsel for the Parties did not discuss the amount or appropriateness of any potential application by Plaintiffs' counsel for attorneys' fees;

WHEREAS, Plaintiffs and Defendants each recognize the time and expense that would be incurred by further litigation;

WHEREAS, on July 11, 2014, Plaintiffs filed a Motion for Preliminary Injunction, seeking to enjoin the Proposed Transaction until and unless supplemental and corrective disclosures were made to correct certain alleged misstatements and omissions in the Proxy filed on June 16, 2014;

WHEREAS, on July 13, 2014, the Parties reached an agreement-in-principle on the structure of a settlement of the Consolidated Action;

WHEREAS, Defendants each have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or breaches of duty or engaged in any of the wrongful acts alleged in the Action, and expressly maintain that they diligently and scrupulously complied with their fiduciary, disclosure, and other legal duties, that they did not fail to accurately include any material information in the Proxy, and that they are entering into this MOU solely to eliminate the risk, burden, and expense of further litigation;

WHEREAS, Plaintiffs and Plaintiffs' counsel believe that the claims asserted by the Plaintiffs have merit, and the entry by Plaintiffs into this MOU is not an admission as to the lack of merit of any claims asserted in the Actions, and Plaintiffs are entering into the settlement set forth in this MOU only to secure substantial, disclosure-based therapeutic relief for PokerTek and the Class (defined herein) and to eliminate the risk, burden, and expense of further litigation, and because they believe that the Supplemental Disclosures will provide shareholders with substantial benefits and allow them to cast a more fully informed vote on the Proposed Transaction; and

WHEREAS, Plaintiffs and Plaintiffs' counsel believe, subject to the completion of Confirmatory Discovery, as defined below, that the terms contained in this MOU are fair and adequate to both the Company and its shareholders and that it is reasonable to pursue a settlement of the Consolidated Action based upon the substantial benefits and protections offered herein.

NOW THEREFORE, the Parties have reached the following agreement-in-principle intended to be a full and final resolution of the Released Claims (defined below) (the "Settlement"):

                1. PokerTek will provide the supplemental disclosures identified in the document attached hereto as Exhibit A in a filing with the SEC on Form 8-K, to be filed promptly following execution of this MOU (the "Supplemental Disclosures"). Without admitting any wrongdoing, Defendants acknowledge that the Supplemental Disclosures were caused by Plaintiffs' initiation and prosecution of their claims in the Consolidated Action.

2. Plaintiffs will withdraw any pending motion for preliminary injunctive relief in the Consolidated Action related to the Shareholder Vote, the closing of the Proposed Transaction, or any action taken to further enjoin the Shareholder Vote or the closing of the Proposed Transaction, and will not seek injunctive relief of any kind relating to the Proposed Transaction, either in this Court or any other court.  The parties shall jointly seek to adjourn and stay all pending motions or deadlines until Confirmatory Discovery, defined below, is completed and the Settlement has either been granted final approval or been terminated.

3. Pending negotiation, execution, and final approval of the Stipulation and Settlement by the Court, Plaintiffs agree to cease the proceedings and to stay and not initiate any other proceedings.  The Plaintiffs also agree to cooperate with Defendants to prevent, stay, or seek dismissal of or oppose the entry of any interim or final order in favor of any member of the Class in the Federal Action or any other litigation against any of the parties to this MOU that challenges the  Settlement, the Proposed Transaction, the Merger Agreement, disclosures about any of these, or otherwise involves a Released Claim (as defined below).

4. PokerTek has previously provided to Plaintiffs' counsel certain document discovery.  The Parties shall agree to such reasonable discovery as is necessary to confirm the fairness and reasonableness of the Settlement (the "Confirmatory Discovery") to include, but not necessarily be limited to, depositions of Defendant Lahti and a designee of Burrill, the Board’s financial advisors.  The Parties will use their best efforts, in good faith, to complete the deposition of Defendant Lahti on July 15, 2014 and to conclude all confirmatory discovery within 45 days of the date of this MOU.

5. The consummation of the Settlement is subject to the following conditions, and shall become effective on the date that all such conditions are satisfied (the "Effective Date"): (a) satisfactory completion of the Confirmatory Discovery, and Plaintiffs' continuing good faith belief following the completion of the Confirmatory Discovery, that the Settlement is fair, reasonable and adequate; (b) the drafting and execution of the Stipulation (as defined in  paragraph 7); (c) closing of the Proposed Transaction, subject to the unilateral right of Defendants to waive this condition upon written notice to Plaintiffs; (d) conditional certification of the Class (as defined below) for settlement purposes; (e) final approval of the Settlement by the Court and the affirmance of such approval on appeal or the expiration of the time to take any further appeal; (f) approval of a complete release of all Released Persons (as defined below), and of Plaintiffs and their agents and attorneys, by the Court, in a form customarily approved by the Court in connection with settlements of this type; (g) the inclusion in the preliminary order of approval and the final judgment of a provision  enjoining all members of the Class from asserting any of the Released Claims; and (h) dismissal with prejudice of the Consolidated Action.  In the event any of these conditions are not met or otherwise waived, this MOU shall be null and void and of no force and effect and this MOU shall not be deemed to prejudice in any way the respective positions of the Parties with respect to the Consolidated Action. In such event, Plaintiffs reserve all rights with respect to any potential attorneys' fee application related to any mooted claims, and Defendants reserve all applicable rights and defenses with respect thereto. This paragraph shall be immediately binding on the Parties.

6. Plaintiffs acknowledge and agree that the parties to the Proposed Transaction may negotiate amendments or modifications to the Merger Agreement, and agree that they will not challenge, object to, or seek any further disclosures other than those set forth in Exhibit A concerning any such amendments or modifications so long as they are not inconsistent with the fairness of the Settlement as referenced in this MOU, and such modifications or amendments do not reduce the consideration to be paid to shareholders under the Merger Agreement.

7. The Parties will attempt in good faith to agree promptly, after satisfactory completion of the Confirmatory Discovery, upon an appropriate stipulation of settlement (the "Stipulation") and such other documentation as may be required in order to obtain final approval by the Court of the Settlement and the dismissal of the Consolidated Action with prejudice and such Stipulation shall be executed and submitted to the Court for approval at the earliest practicable time after the closing of the Proposed Transaction. The Stipulation shall expressly provide that, among other things:

a. Defendants each have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or breaches of duty or engaged in any of the alleged wrongful acts, and expressly maintain that they diligently and scrupulously complied with their fiduciary, disclosure, and other legal duties, and that they did not fail to accurately include material information in the Proxy, and that they are entering into this MOU solely to eliminate the risk, burden, and expense of further litigation;

b. Plaintiffs' counsel acknowledge that Defendants would continue to assert legal and factual defenses to claims made in the Actions, and that the terms of the Settlement are fair, reasonable, adequate, and in the best interest of all members of the Class; and

c. Plaintiffs' counsel believe that their claims have merit based on proceedings to date but, having concluded that the proposed Settlement is fair and adequate and recognizing the risk of further litigation, believe that it is reasonable to pursue the settlement of the Consolidated Action based upon the procedures outlined herein and the benefits provided to the proposed  Class.

                            8.  Contingent on satisfactory completion of Confirmatory Discovery, the Stipulation will further provide for, among other things:

a. The conditional certification, for settlement purposes only, of a  mandatory, non-opt-out class that includes any and all record and beneficial holders of PokerTek common stock, their respective successors in interest, successors, predecessors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them, together with their predecessors and successors and assigns, who held PokerTek common stock as of June 10, 2014 or between that date and the date of consummation of the Proposed Transaction, but excluding: (i) the Defendants; (ii) the immediate families of the PokerTek Board; (iii) any parent, subsidiary, affiliate, officer, or director of PokerTek; (iv) any entity in which any excluded person has a controlling interest; and (v) the legal representatives, heirs, successors and assigns of any excluded person (the "Class").;

b. A provision that conditions the Settlement on Final Approval of the Settlement by the Court and passage of the Effective Date;

c. The requirement that the Parties to the Consolidated Action present, as soon as practicable, the Settlement to the Court and setting of a final hearing on whether the Settlement should be approved, following appropriate notice to members of the Class;

d. The requirement that the Parties use their best efforts, and take all such other such steps as may be necessary and required to effect the implementation and Final Approval of the Settlement on the terms set forth herein, including the dismissal (with prejudice and without costs) of the Consolidated Action and the Federal Action;

e. That Defendants: (i) deny and continue to deny that they have committed, or aided or abetted in the commission of, any unlawful or wrongful act or violation of any duty owed to Plaintiffs, the Class or anyone else in connection with the Released Claims and the subject matter thereof, including the Proposed Transaction and the Merger Agreement; (ii) maintain that they diligently and scrupulously complied with all of their legal duties and obligations in connection therewith; and (iii) are entering into the Stipulation solely because the proposed Settlement will eliminate the distraction, burden, risk, and expense of continued litigation;

f. That Plaintiffs' counsel, without any admission as to the lack of merit of any of the claims asserted in the Action, believe that the Settlement has provided PokerTek and its shareholders with substantial therapeutic benefits by allowing for a materially fully informed vote on the Proposed Transaction; that the terms of the Settlement are fair, reasonable, adequate and in the best interest of all members of the proposed Class; that Plaintiffs have held and continue to hold shares of PokerTek common stock at all times material thereto; and that Plaintiffs' counsel further represent that none of the Plaintiffs' claims or causes referred to in the Stipulation have been assigned, encumbered or otherwise transferred;

g. Defendants' acknowledgment that the Supplemental Disclosures were caused by Plaintiffs' initiation and prosecution of their claims as set forth in the Consolidated Action;

h. The full and complete discharge, dismissal with prejudice, settlement, and release of any Released Claim belonging to any Releasing Plaintiff against the Released Persons and a permanent injunction barring the assertion by any Releasing Plaintiff of any Released Claims against the Released Persons:

(i) The definition of Released Claims in the Stipulation shall include, without limitation, any and all claims, debts, demands, rights, actions or causes of action, liabilities, damages, interest, losses, obligations, judgments,  suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, accrued or un  accrued, liquidated or un-liquidated, at law or in equity, matured or un matured, whether direct, derivative, individual, class, representative, legal, equitable or of any other type, or in any other capacity (including, but not limited to, any claims arising under state, local, federal, foreign, statutory, or common law or any other law, rule or regulation, including but not limited to any federal securities laws and any state disclosure laws), that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal, forum or proceeding by Plaintiffs or any of the other member of the Class arising out of the allegations, facts, events, acquisitions, matters, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved or set forth in, or referred to or otherwise related in any way to: (i) the Proposed Transaction; (ii) the Merger Agreement or any amendments thereto; (iii) any actions, deliberations or negotiations in connection with the Proposed Transaction, the Merger Agreement or any amendment thereto, including the process of deliberation or negotiation by each of PokerTek, Multimedia Games, Inc., Multimedia Games Holding Company, Inc. and 23 Acquisition Co. and any of their respective officers, directors, employees, representatives or advisors; (iv) the consideration offered, paid or received by any Released Person or Class members in connection with the Proposed Transaction; (v) the disclosures (including the preliminary and final Proxy Statement, as well as any amendments thereto, or any other disclosures, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed) or disclosure obligations or any Defendant or Released Person relating to or discussing, directly or indirectly, the Proposed Transaction, the Merger Agreement or any amendments thereto; and/or (vi) any fiduciary obligations of any of the Released Persons in connection with the Proposed Transaction, the Merger Agreement or any amendment thereto, including the negotiation and consideration of the Proposed Transaction, the Merger Agreement or any amendment thereto, or any disclosures related thereto, and (vii) any Shareholder vote on the Proposed Transaction; provided, however, that the Released Claims shall not include any claims to enforce the Settlement;

(ii) The definition of Releasing Plaintiffs in the Stipulation shall include, without limitation, Plaintiffs, PokerTek (in its capacity as derivative plaintiff), and each member of the Class, on behalf of themselves and each of their agents, representatives, heirs, executors, administrators, predecessors, successors and assigns, and any other person or entity who has the right, ability, standing or capacity to assert, prosecute or maintain on behalf of any Class member any of the Released Claims or to obtain the proceeds of any recovery in whole or in part (whether individual, derivative, representative, legal, equitable or any other type or in any other capacity); and

(iii) The definition of Released Persons in the Stipulation shall include, without limitation, each of the Defendants and their respective past and/or present family members, heirs, estates, executors, administrators, predecessors, successors, assigns, parent entities, subsidiaries, associates, affiliates, employees, officers, directors, Shareholders, agents, representatives, attorneys, financial or investment advisors, advisors, consultants, accountants, investment bankers, commercial bankers, trustees, engineers, insurers, co-insurers and re-insurers, general or limited partners or partnerships, limited liability companies, members, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, whether or not such Released Party were named, served with process or appeared in the Action.

9. The Stipulation will include a provision that upon final approval of the Settlement by the Court, Defendants, their counsel, and the Released Persons shall be deemed to have, and by operation of the judgment shall have, fully, finally, and forever released, relinquished, and discharged each and all of the Releasing Persons, and Plaintiffs' counsel from all claims, complaints, allegations or sanctions (including Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Actions or the Released Claims (the "Defendants'  Released  Claims").

10. The Settlement is intended to extinguish all Released Claims and Defendants' Released Claims and, consistent with such intentions, the Releasing Persons and Released  Persons shall waive their rights to the extent permitted by state law, federal law, foreign law, or principle of common law, which may have the effect of limiting the releases set forth above. This shall include Unknown Claims. "Unknown Claims" means any claim that a Releasing Party does not know or suspect exists in his, her, or its favor at the time of the release of the Released

Claims as against the Released Persons, including without limitation those which, if known, might have affected the decision to enter into the Settlement and any claim that a Released Party does not know or suspect exists in his, her, or its favor at the time of the release of the Defendants' Released Claims as against the Releasing Persons, including without limitation those which, if known, might have affected the decision to enter into the Settlement. This shall include a waiver of any rights pursuant to § 1542 of the California Civil Code (or any similar, comparable or equivalent provision) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR  HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Releasing Persons acknowledge that members of the Class and/or other Company shareholders may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention, as Plaintiffs and on behalf of the Class, to fully, finally, and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts. Plaintiffs and the other undersigned parties acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that the inclusion of Unknown Claims in the definition of Released Claims was separately bargained for, constitutes separate consideration for, and was a key element of the Settlement and is being relied upon by each and all of the Defendants in entering into the Stipulation.

11. The Settlement described herein shall be subject to the approval of the Court and any appeals that may be taken. Should there be a failure of any condition set out in paragraph 5 hereof, the Settlement shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to this litigation (except with respect to the provisions of paragraph 5, above). In such event, neither the existence of this MOU nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Consolidated Action or in any other litigation or proceeding except to enforce its terms.

                    12. Plaintiffs intend to file a petition for an award of attorneys' fees and expenses with the Court. It is Plaintiffs' Counsel's position that they are entitled to reasonable attorneys' fees and expenses for the therapeutic benefits obtained by virtue of the Consolidated Action and the Settlement for PokerTek and its shareholders.  Defendants acknowledge that the Supplemental Disclosures were caused by Plaintiffs' initiation and prosecution of their claims as set forth in the Consolidated Action, and that such Supplemental Disclosures constitute valid consideration to the Company and its shareholders.  After agreeing upon all other terms attendant to the Stipulation, the Parties will negotiate in good faith regarding the amount of the attorneys' fees, costs, and expenses to be paid to Plaintiffs' counsel in the Actions, subject to approval of the Court (the "Agreed-to Fee"). Defendants shall not object to or oppose any application for fees made by Plaintiffs' counsel in the Consolidated Action, provided that such application is for an award no greater than the amount of the "Agreed-To Fee." In no event shall Defendants be obligated to pay attorneys' fees and expenses in excess of the Agreed-to-Fee in connection with the Settlement.  If the Parties are unable to reach agreement with respect to the amount of such attorneys' fees, costs, and  expenses, Plaintiffs reserve the right to submit an application for an award of attorneys' fees, costs, and expenses to be paid to Plaintiffs' counsel, consistent with the facts set forth herein, and Defendants reserve the right to object to the amount of such application, consistent with the facts set forth herein.   PokerTek, its successor and/or assigns, and/or their insurer(s), and/or the insurer(s) of the Individual Defendants, shall pay the fees and expenses award to Plaintiffs' counsel in the Actions, on behalf of all Defendants, within 15 business days after the entry of an order by the Court awarding such fees and expenses. The Parties agree that no other Defendant shall be required to make any such payment. Such payment shall be subject to the joint and several obligation of Plaintiffs' counsel to refund, within 15 business days, the amounts received and any interest accrued or accumulated thereon, if and when, as a result of any appeal, or successful collateral proceeding, the fee or expense award is reduced or reversed or if the award order does not become final, if the Settlement itself is voided by any party as provided herein or in the Stipulation, or if the approval of the Settlement is later reversed by any court. Any failure by the Court to approve the amount of such fees shall not affect the validity of the terms of the Settlement. The Parties agree that PokerTek, its successors and/or assigns, and/or their insurers, and/or the insurer(s) of the Individual Defendants, shall be solely responsible for the payment of fees and expenses awarded to Plaintiffs' counsel, on behalf of all Defendants, and that no other Defendant shall be required to make any such payment. Defendants shall have no responsibility for allocation or distribution of the fees and expenses award among Plaintiffs' counsel. Except as provided herein, the Released Persons shall bear no other expenses, costs, damages, or fees alleged or incurred by Plaintiffs in the Actions or by any of their attorneys, experts, advisors, agents or representatives.  Further, Plaintiffs may petition the Court for incentive payments, not to exceed $1,000 per plaintiff, for their participation in the Consolidated Action.  Such incentive payments, which shall be subject to Court approval, shall be paid exclusively from the amount of attorneys' fees and costs awarded to Plaintiffs' Counsel by the Court.

13. The provisions contained in this MOU shall not be deemed a presumption, concession or an admission by any Defendant in the Action of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Action, or any other actions or proceedings, or that any of the Supplemental Disclosures are material. Nor shall the provisions contained in this MOU be deemed a presumption, concession or an admission by any Plaintiffs concerning the merits, or lack thereof, of any facts or claims alleged or asserted in the Action, or any other actions or proceedings, or that any of the Supplemental Disclosures are not material. The provisions contained in this MOU shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal, or administrative, except in connection with any proceeding to enforce the terms of the Settlement.

14. PokerTek or its successor in interest shall cause notice of the Settlement to be provided to the Class in a cost-effective form and manner to be approved by the Court, and shall pay for any reasonable and necessary costs and expenses related to the notice and administration of the Settlement and the Proposed Transaction.

15. This MOU sets forth all of the material terms of the Settlement. The Parties intend to memorialize the Settlement as soon as practicable in a Stipulation and such other documentation as may be required in order to obtain final approval by the Court of the

Settlement and the dismissal of the Consolidated Action with prejudice. In the event of the Parties' failure to agree in good faith on the form of such Stipulation and documentation, any party may seek the assistance of the Court in facilitating the consummation of the Settlement as provided in this MOU. This MOU and the Settlement shall be governed by, and construed in accordance with, the laws of North Carolina, without regard to conflict of laws principles.

16. This MOU may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this MOU.

17. Each signatory to this MOU represents and warrants that he or she has authority from his or her clients to enter into this MOU.

18. This MOU may be executed in counterparts by facsimile, electronic, or original signature by any of the signatories hereto and as so executed shall constitute one agreement.

19. This MOU shall be binding upon and shall inure to the benefit of the Parties and their respective agents, successors, executors, heirs and assigns.

DATED: July 13, 2014

s/John Hughes__________________________
Mona Lisa Wallace
N.C. Bar No. 09021
John Hughes
N.C. Bar No. 22126
WALLACE & GRAHAM, P.A.
525 N. Main St.
Salisbury, NC 28144
Tel: 704-633-5244
Fax: 704-633-9434
mwallace@wallacegraham.com
jhughes@wallacegraham.com

s/Donald J. Enright
Donald J. Enright
Elizabeth K. Tripodi
LEVI & KORSINSKY, LLP
1101 30th Street, N.W., Suite 115
Washington, DC 20007
Tel: 202-524-4290
denright@zlk.com
etripodi@zlk.com

s/Evan J. Smith
Evan J. Smith
Marc Ackerman
BRODSKY & SMITH, LLC
Two Bala Plaza, Suite 510
Bala Cynwyd, PA 19004
Tel: 610-667-6200
esmith@brodsky-smith.com
mackerman@brodsky-smith.com

s/Seth Rigrodsky__________________________
Seth Rigrodsky
Brian D. Long
RIGRODSKY & LONG, P.A.
2 Righter Parkway, Suite 120
Wilmington, DE 19803
Tel: 302-295-5310
sdr@rigrodskylong.com
bdl@rigroskylong.com

s/ Laurence Rosen_________________________
Laurence Rosen
Phillip Kim
THE ROSEN LAW FIRM, P.A.
275 Madison Avenue, 34th Floor
New York, NY 10016
Tel: 212-686-1060
lrosen@rosenlegal.com
pkim@rosenlegal.com

s/ Willie C. Briscoe________________________
Willie C. Briscoe
THE BRISCOE LAW FIRM
8150 North Central Expressway, Suite 1575
Dallas, Texas 75206
Tel: 214-239-4568
wbriscoe@thebriscoelawfirm.com

s/ Gary W. Jackson_________________________
Gary W. Jackson
N.C. State Bar No. 13976
Rabon Law Firm, PLLC
225 E. Worthington Avenue
Suite 200
Charlotte, NC 28203
Tel: 704-377-6680
gjackson@ncadvocates.com

Counsel for Plaintiffs

s/Irving M. Brenner_________________________
Irving M. Brenner, Esq
McGuireWoods LLP
201 North Tryon Street
Suite 3000
Charlotte, NC 28202-2146
ibrenner@mcguirewoods.com

s/Lee M. Whitman__________________________
Charles George
Lee M. Whitman
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
cgeorge@wyrick.com
lwhitman@wyrick.com

s/Gregory A. Markel_________________________
Gregory A. Markel, Esq
Cadwalader, Wickersham & Taft LLP
One World Financial Center
Ney York, NY 10281
Greg.Markel@cwt.com

Counsel for Defendants

Exhibit A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    July 13, 2014

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by PokerTek, Inc., a North Carolina corporation (the “Registrant”), in connection with the items set forth below.

Item 8.01:       Other Events

Settlement of Certain Litigation

As previously disclosed, PokerTek, Inc., a North Carolina corporation (“PokerTek”), Multimedia Games, Inc, a Delaware corporation (“Parent”), and 23 Acquisition Co., a North Carolina corporation and a wholly owned subsidiary of Parent (“23 Acquisition”), entered into that certain Agreement and Plan of Merger, dated as of April 29, 2014, (the “Merger Agreement”), pursuant to which Parent agreed to acquire all of the outstanding shares of PokerTek’s common stock in an all cash merger (the “Proposed Merger”).

    As described in the Definitive Proxy Statement, dated June 16, 2014, under the heading “Proposal I: The Merger - Litigation Related to the Merger,” a purported class action complaint on behalf of PokerTek’s shareholders was filed on May 9, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No. 14-CVS-8300, captioned Robert Simmer, on behalf of himself and all others similarly situated, Plaintiff, v. PokerTek, Inc., Multimedia Games Holding Company, Inc., Multimedia Games, Inc., 23 Acquisition Co., James Crawford, Joe Lahti, Lyle Berman, Lou White and Arthur L. Lomax,  Defendants, and an purported amended class action complaint was filed on June 6, 2014 (“Action #1”).

    A second purported class action complaint on behalf of PokerTek’s shareholders was filed on May 15, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No 14-CVS-8911, captioned Jeffrey Weber and James Dabord, individually and on behalf of all others similarly situated, Plaintiff, v. PokerTek, Inc., Multimedia Games Holding Company, Inc., Multimedia Games, Inc., 23 Acquisition Co., James Crawford, Joe Lahti, Lyle Berman, Lou White and Arthur L. Lomax,  Defendants, and an purported amended class action complaint was filed on June 6, 2014 (“Action #2”).

A third purported class action complaint on behalf of PokerTek’s shareholders was filed on May 16, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No. 14-CVS-9215, captioned Herald J. Stephens, individually and on behalf of all others similarly situated, as Plaintiff, v. Mark D. Roberson, James T. Crawford III, Joseph J. Lahti, Lyle A. Berman, Gehrig H. White, Arthur L. Lomax, PokerTek, Inc., Multimedia Games, Inc., Multimedia Games Holding Company, Inc. and 23 Acquisition Co., Defendants (“Action #3”).

A fourth purported class action complaint on behalf of PokerTek’s shareholders was filed on May 19, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No 14-CVS-9271, captioned Luis Lobo, individually and on behalf of all others similarly situated, as Plaintiff, v. PokerTek, Inc., James Crawford, Joe Lahti, Lyle Berman, Gehrig White, Lee Lomax, Mark Roberson, Multimedia Games, Inc. and 23 Acquisition Co., Defendants, and an purported amended class action complaint was filed on June 6, 2014 (the “Action #4”).

    A firth purported class action and shareholder derivative complaint on behalf of PokerTek’s shareholders was filed on June 9, 2014 in the General Court of Justice, Superior Court Division in and for Mecklenburg County, North Carolina, Case No 14-CVS-10579, captioned Arkady Sandler, individually and on behalf of all others similarly situated, as Plaintiff, v. Joseph J. Lahti, Lyle A. Berman, Gehrig H. White, Arthur L. Lomax, James T. Crawford III,  Multimedia Games, Inc. and 23 Acquisition Co., Defendants and PokerTek, Inc., Nominal Defendant (“Action #5”).

    Actions #1, #2, #3, #4 and #5 are collectively referred to herein as the Actions.  On July 8, 2014, the Actions were consolidated into a single action under the caption of Action #5.

    On July 10, 2014, a substantially similar shareholder action was filed in the United States District Court for the Western District of North Carolina, captioned Clark v. PokerTek, Inc., Case No. 3:14 cv 00380 (W.D.N.C.) (the "Federal Action" and, together with the Consolidated Action, the "Actions"), alleging breaches of fiduciary duty and aiding and abetting thereof and related violations of federal securities law, against Defendants relating to the Proposed Transaction.  This action has not yet been served on the defendants.

PokerTek believes that these lawsuits are without merit and that no further disclosure is required to supplement the Definitive Proxy Statement under any applicable rule, statute, regulation or law.  However, to eliminate the burden, expense and uncertainties inherent in such litigation, on July 13, 2014, the defendants entered into a memorandum of understanding (the "Memorandum of Understanding") regarding settlement of the Consolidated Action.  The Memorandum of Understanding outlines the terms of the parties' agreement in principle to settle and release all claims which were or could have been asserted in the Consolidated Action and the Federal Action.  In consideration for such settlement and release, the parties to the Consolidated Action have agreed that PokerTek will make certain supplemental disclosures to the Definitive Proxy Statement, all of which are set forth below.  The Memorandum of Understanding contemplates that the parties will attempt in good faith to agree promptly upon a stipulation of settlement to be submitted to the assigned Judge of the North Carolina Business Court of the General Court of Justice, Superior Court Division, Mecklenburg County, North Carolina for approval at the earliest practicable time.  The Stipulation will be subject to customary conditions, including confirmatory discovery and approval by the Court, which will consider the fairness, reasonableness and adequacy of such settlement.  Under the terms of the proposed settlement, following final approval by the Court, the Consolidated Action will be dismissed with prejudice.  There can be no assurance that the parties will ultimately enter into the Stipulation or that the Court will approve the settlement even if the parties were to enter into the Stipulation.  In such event, or if the Merger is not consummated for any reason, the proposed settlement will be null and void and of no force and effect.

The settlement will not affect the timing of the Special Meeting or the amount of merger consideration to be paid to shareholders of PokerTek in connection with the proposed Merger.

Defined terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings ascribed to those terms in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES

In the Memorandum of Understanding with respect to the settlement of the lawsuits described above, PokerTek has agreed to make these supplemental disclosures to the Definitive Proxy Statement.  These supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.  Without admitting in any way that the disclosures below are material or otherwise required by law, PokerTek makes the following amended and supplemental disclosures:

1.
PokerTek hereby supplements the disclosures in the Proxy related to the financial projections of the Company relied upon by Burrill in performing its valuation analyses to provide the following additional information:

	2014	2015	2016	2017	2018	2019
EBITDAS	$503	$1,662	$2,626	$3,731	$4,982	$6,098
Depreciation and Amortization	$873	$1,379	$1,415	$1,905	$2,618	$3,304
Share-based Compensation	$360	$336	$338	$372	$412	$454
Change in Working Capital	$(488)	$(2,512)	$(2,960)	$(3,366)	$(3,818)	$(3,662)
Capital Expenditures	$-	$(21)	$(27)	$(32)	$(37)	$(41)
Effective Tax Rate	-3%	-25%	10%	10%	10%	10%
Unlevered Free Cash Flow	$(11)	$(892)	$(455)	$180	$923	$2,151

2.
None of the confidentiality agreements entered into between PokerTek and the companies identified in the Proxy contain standstill provisions that are currently barring those interested parties from making competing and/or superior offers for the Company.

3.	PokerTek retained Northeast Securities, an investment bank, on July 12, 2012 to assist PokerTek to explore potential sell side opportunities for PokerTek.

4.	PokerTek again retained Northeast Securities, an investment bank, on May 7, 2013 to assist PokerTek with respect to exploring a transaction with several identified potential suitors.

5.	Historically, Burrill has never performed, or received compensation for performing, any services for PokerTek or MGAM.

6.
With respect to Burrill's Comparable Companies Analysis , the enterprise value/EBITDA and enterprise value/revenue multiples observed for each of the companies for the last twelve months and estimated FY2014, as well as the price to book value for each of the selected companies are as follows:

($ in millions, except per share data)					Enterprise Value				Price
	Price	% of 52	Equity	Enterprise	Revenue		EBITDA		Book
Company	04/25/14	Wk High	Value	Value	LTM	2014E	LTM	2014E	Value

International Game Technology	$12.46	58.8%	$3,073.9	$4,906.6	2.2x	2.3x	6.9x	6.8x	2.8x
Bally Technologies, Inc.	$62.88	76.1%	$2,458.4	$4,250.1	3.7x	3.2x	11.0x	8.9x	10.8x
Scientific Games Corporation	$11.68	60.0%	$980.3	$4,015.5	3.2x	2.4x	14.4x	7.5x	3.4x
Aristocrat Leisure Ltd.	$4.55	88.6%	$2,510.5	$2,721.5	3.5x	N.A.	16.4x	N.A.	6.9x
Ainsworth Game Technology Ltd.	$3.85	86.8%	$1,239.8	$1,186.1	5.9x	N.A.	17.5x	N.A.	6.2x
Universal Entertainment Corporation	$18.20	69.2%	$1,335.6	$1,059.9	1.3x	N.A.	4.1x	N.A.	0.7x
Multimedia Games Holding Company, Inc.	$27.22	67.8%	$805.7	$710.0	3.3x	3.1x	6.8x	6.2x	3.5x
Amaya Gaming Group Inc.	$6.17	73.4%	$580.7	$657.0	4.6x	3.6x	25.7x	8.7x	2.7x
IBASE GAMING Inc	$3.24	93.1%	$58.4	$45.1	1.4x	N.A.	18.8x	N.A.	5.3x
Gaming Partners International Corporation	$8.19	80.3%	$64.8	$45.2	0.9x	N.A.	24.1x	N.A.	1.4x
Galaxy Gaming, Inc.	$0.45	88.2%	$17.2	$34.9	4.1x	3.6x	9.8x	8.1x	12.0x
DEQ Systems Corporation	$0.29	75.1%	$21.1	$19.9	2.9x	N.A.	22.2x	N.A.	2.8x
Source: S&P Capital IQ

The multiples selected and applied by Burrill as part of this analysis (representing the   40th and 60th percentiles of the observed data sets) were thus:

a.	3.2x – 3.6x LTM Revenue
b.	2.6x – 3.2x 2014 Revenue
c.	13.1x – 16.4x LTM EBITDA
d.	6.5x – 7.8x 2014 EBITDA
e.	3.0x – 4.1x Price/Book

7.
With respect to Burrill's Comparable Transactions Analysis, the enterprise value/LTM Revenue and enterprise value/LTM EBITDA for each of the selected transactions, as well as the price to book value for each of the transactions observed are as follows:

	Implied					Implied
	Enterprise	Ent. Value / LTM				Equity /
Target/Issuer	Value	Revenue		EBITDA		Book Value

SHFL entertainment, Inc.	$1,343.5	4.9	x	16.1	x	4.4	x
WMS Industries Inc.	1,486.8	2.2	x	7.6	x	1.6	x
Cadillac Jack, Inc.	177.0	2.3	x	5.0	x	-
GameTech International Inc.	19.6	0.6	x	7.5	x	0.7	x
Elo Touch Solutions, Inc.	380.0	0.9	x	-		-
Odyssey Gaming Limited	3.5	0.3	x	5.4	x	0.7	x
Abilit Corporation	72.5	1.4	x	-		0.9	x
Inspired Gaming Group Limited	270.6	2.1	x	5.3	x	2.4	x
Cyberview Technology, Inc.	54.6	1.1	x	N.M.		2.2	x
Octavian Global Technologies, Inc.	30.1	0.5	x	4.9	x	-
Inspired Gaming Group Limited	695.1	2.5	x	6.8	x	2.5	x
Summit Amusement & Distributing, Ltd.	44.0	1.7	x	9.0	x	41.7	x
Radica Games Ltd.	185.8	1.3	x	15.6	x	2.3	x
GTECH Holdings Corporation	4,717.3	3.7	x	9.4	x	4.8	x
Stargames	112.2	2.2	x	13.2	x	3.7	x
Taito Corporation	545.0	0.7	x	5.5	x	1.2	x
Atronic International	148.3	1.0	x	5.4	x	-
Acres Gaming Incorporated	107.5	3.0	x	9.9	x	5.6	x
Anchor Coin, Inc.	57.0	1.3	x	6.1	x	1.3	x
Casino Data Systems	170.4	2.2	x	9.3	x	2.0	x

The multiples selected and applied by Burrill as part of this analysis (representing the   40th and 60th percentiles of the observed data sets) were thus:
a.	1.3x – 2.1x LTM Revenue
b.	6.4x – 8.4x LTM EBITDA
c.	2.0x – 2.4x Price/Book

8.	With respect to Burrill's Premiums Paid Analysis, the one-day, seven-day, and thirty-day premiums for each of the transactions observed in the Comparable Transactions Analysis are as follows:

		Premium Paid
		1 Day	1 Week	1 Month
Target/Issuer	Acquirer	Prior	Prior	Prior

SHFL entertainment, Inc.	Bally Technologies, Inc.	24.3%	30.6%	29.5%
WMS Industries Inc.	Scientific Games Corporation	58.8%	51.3%	48.6%
Cadillac Jack, Inc.	Amaya Gaming Group Inc.	-	-	-
GameTech International Inc.	Yuri Itkis Gaming Trust of 1993	-	-	-
Elo Touch Solutions, Inc.	The Gores Group LLC	-	-	-
Odyssey Gaming Limited	eBet Limited	152.5%	152.5%	152.5%
Abilit Corporation	Konami Corp.	14.4%	14.4%	9.6%
Inspired Gaming Group Limited	Vitruvian Partners LLP	21.2%	25.7%	16.5%
Cyberview Technology, Inc.	International Game Technology	97.7%	93.9%	71.3%
Octavian Global Technologies, Inc.	PacificNet, Inc.	-	-	-
Inspired Gaming Group Limited	FL GROUP hf.	13.0%	13.6%	10.0%
Summit Amusement & Distributing, Ltd.	GameTech International Inc.	-	-	-
Radica Games Ltd.	Mattel, Inc.	11.5%	13.8%	9.0%
GTECH Holdings Corporation	Lottomattica S.p.A.	4.5%	9.2%	11.5%
Stargames	Shuffle Master Australasia Pty Limited	19.2%	19.2%	15.7%
Taito Corporation	Square Enix Holdings Co., Ltd.	14.6%	16.1%	15.4%
Atronic International	GTECH Corporation	-	-	-
Acres Gaming Incorporated	International Game Technology	2.7%	13.9%	31.4%
Anchor Coin, Inc.	Affinity Gaming	-	-	-
Casino Data Systems	Aristocrat Leisure Ltd.	7.2%	33.3%	54.2%

9.	With respect to Burrill's Discounted Cash Flow and Sensitivity Analysis, the following additional information is provided:

a.	Burrill utilized the end of period convention for the PokerTek DCF because it was most appropriate for the projected growth rate of the Company.

b.
To demonstrate the sensitivity in the DCF, Burrill held the discount rate constant for the purpose of calculating the terminal value because the terminal value was already being varied to the terminal growth rate.

c.	The implied valuation range derived by Burrill is amended to $1.01 to $1.50 per share (from $.98 to $1.47 per share).

This filing may be deemed to be solicitation material in respect of the proposed acquisition of PokerTek by Multimedia Games.  In connection with the proposed merger transaction, PokerTek filed with the Securities and Exchange Commission (the "SEC") the Definitive Proxy Statement on June 19, 2014. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE TN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The Definitive Proxy Statement was mailed to PokerTek's shareholders on or about June 24, 2014.  Free copies of the Definitive Proxy Statement and other filings that PokerTek has made with the SEC may be obtained at the SEC's website at http://www.sec.gov.  In addition, investors may obtain a free copy of the Definitive Proxy Statement and other filings that PokerTek has made with the SEC from PokerTek's website at http://www.pokertek.com or by directing a request to: PokerTek, Inc., 1150 Crews Road, Suite F Matthews, North Carolina 28105, Attn: Secretary of the Corporation.

Participants in the Solicitation

PokerTek and its directors, executive officers and certain other members of management and employees of PokerTek may be deemed "participants" in the solicitation of proxies from shareholders of PokerTek in favor of the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of PokerTek in connection with the proposed merger are set forth in the Definitive Proxy Statement and other relevant documents that may be filed with the SEC.  You can find information about PokerTek's executive officers and directors in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 filed with the SEC on April 29, 2014.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "project," "could," "should," "would," "continue," "seek," "target," "guidance," "outlook," "forecast" and other similar words.  These forward-looking statements are based on PokerTek's current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and timing of certain events to differ materially from the information i n the forward-looking statements.  The following factors, among others, could cause actual results to differ from such statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger agreement; the failure to receive, on a timely basis or otherwise, the required approvals by PokerTek's shareholders and government or regulatory agencies; the risk that a closing condition to the proposed merger may not be satisfied; risks related to the disruption of management's attention from PokerTek's ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on PokerTek's relationships with its customers, suppliers and service providers; and other economic, business, competitive, and regulatory factors affecting the businesses of PokerTek generally, including those set forth in the filings of PokerTek with the SEC, especially in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its annual reports on Form 10-K and quarterly reports on Form 10- Q, current reports on Form 8-K and other SEC filings. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. PokerTek assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PokerTek, Inc.

Dated: July 14, 2014	By: /s/ Mark D. Roberson
Mark D. Roberson
Chief Executive Officer